						Exhibit 99.1
Return on Invested Capital ("ROIC") and economic return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Three Months Ended		Twelve Months Ended		Three Months Ended
	Jan 4,		Sept 28,		Dec 29,
	2020		2019		2018
Operating income, as reported		$39,934		$142,055		$36,951
Restructuring costs	+	—	+	1,678	+	—
Adjusted operating income		$39,934		$143,733		$36,951
	x	4			x	4

Adjusted annualized operating income		$159,736		$143,733		$147,804
Adjusted effective tax rate	x	13%	x	16%	x	15%
Tax impact		20,766		22,997		22,171
Adjusted operating income (tax effected)		$138,970		$120,736		$125,633

Average invested capital	÷	$945,397	÷	$923,107	÷	$862,528

ROIC		14.7%		13.1%		14.6%
Weighted average cost of capital	-	8.8%	-	9.0%	-	9.0%
Economic return		5.9%		4.1%		5.6%

	Three Months Ended
Average Invested Capital	Jan 4,	Sept 28,	Jun 29,	Mar 30,	Dec 29,	Sept 29,
	2020	2019	2019	2019	2018	2018
Equity	$908,372	$865,576	$860,791	$875,444	$905,163	$921,143
Plus:
Debt and finance leases - current	67,847	100,702	138,976	93,197	8,633	5,532
Operating leases - current (1) (2)	9,102	—	—	—	—	—
Debt and finance leases - long-term	186,827	187,278	187,581	187,120	187,567	183,085
Operating leases - long-term (2)	41,764	—	—	—	—	—
Less:
Cash and cash equivalents	(252,914)	(223,761)	(198,395)	(184,028)	(188,799)	(297,269)
	$960,998	$929,795	$988,953	$971,733	$912,564	$812,491

(1)	Included in Other accrued liabilities on the Condensed Consolidated Balance Sheets.
(2)
In the fiscal first quarter of 2020, the Company adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continued to be reported under the accounting standards in effect for fiscal 2019 and 2018.